EXHIBIT 99.1

Immunomedics Provides Update on Phase 3 PANCRIT-1 Trial of Clivatuzumab Tetraxetan in Patients With Advanced Pancreatic Cancer

MORRIS PLAINS, N.J., March 14, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today announced that the Company is terminating the Phase 3 PANCRIT-1 trial with yttrium-90-labeled (90Y) clivatuzumab tetraxetan in patients with metastatic pancreatic cancer who had received at least two prior therapies, one of which must have been a gemcitabine-containing regimen.

The decision to terminate the trial early is based on the recommendation from the independent Data and Safety Monitoring Board (DSMB), following a planned interim analysis of data on overall survival (OS) after more than 50% of the required 371 deaths had occurred. The interim analysis showed that the treatment arm of 90Y-clivatuzumab tetraxetan combined with low-dose gemcitabine and best supportive care did not demonstrate a sufficient improvement in OS as compared to placebo plus low-dose gemcitabine and best supportive care.

“Given the significant unmet medical need in pancreatic cancer, we are disappointed that clivatuzumab tetraxetan did not produce the desired outcome and will review our future strategy for this antibody with key opinion leaders,” remarked Cynthia L. Sullivan, President and Chief Executive Officer. “We would like to thank our clinical investigators and their patients and families for participating in this study. Pancreatic cancer is a challenging disease to treat but we remain fully committed to bringing innovative products, such as IMMU-132 (antibody-drug conjugate, sacituzumab govitecan) and (E1)-3s (T-cell redirecting immuno-oncology bispecific antibody), to address this unmet need,” Ms. Sullivan added. “Both these other products have shown activity in pancreatic cancers, either clinically (IMMU-132) or preclinically [(E1)-3s],” Ms. Sullivan commented further.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from FDA for the treatment of patients with triple-negative breast cancer who have failed at least 2 prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 285 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), the Company’s dependence on business collaborations in order to further develop our products and finance our operations, the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com